SECURITIES TRANSFER AGREEMENT

THIS SECURITIES TRANSFER AGREEMENT (“Agreement”), dated as of December 29, 2017, is made by and between Franchise Brands, LLC, a Delaware limited liability company (“Seller”), and Plum Investments, L.P., a California limited partnership (“Buyer”). Buyer and Seller together are referred to herein as the “Parties”.

WHEREAS, Seller desires to sell to Buyer 18,666,666 shares (the “Purchased Shares”) of Common Stock, $0.01 par value per share (“Common Stock”), of PURE Bioscience, Inc., a Delaware corporation (the “Corporation”), and warrants to purchase 2,133,333 shares of Common Stock of the Corporation (the “Purchased Warrants”, and together with the Purchased Shares, the “Securities”), in each case, subject to and on the terms and conditions set forth herein; and

WHEREAS, Buyer desires to purchase the Securities from Seller, subject to and on the terms and conditions set forth herein.

NOW, THEREFORE, incorporating the foregoing recitals and in consideration of the mutual covenants and other good and valuable consideration as set forth herein, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1. Terms of Purchase.

1.1 Purchase and Sale of the Securities; Purchase Price. Subject to the terms and conditions hereof, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, the Securities for an aggregate purchase price of $8,399,999.70 (the “Purchase Price”).

1.2 Closing; Deliverables; Payment of the Purchase Price. The consummation of the transaction that is the subject of this Agreement (“Closing”) will take place remotely by the electronic exchange among the parties and their counsel of all documents and deliverables required under this Agreement on the date hereof (the “Closing Date”). The closing will be deemed to occur at 12:01 a.m. Eastern Time on the Closing Date. At the Closing, Seller shall deliver a stock transfer request requesting the Corporation’s transfer agent, Transfer Online, Inc., to transfer the Purchased Shares to Buyer, a transfer form addressed to the Corporation for the Purchased Warrants and such other documents as may be reasonably required to evidence Seller’s ownership of the Securities and to transfer good and valid title to the Securities to Buyer, free and clear of any and all liens, encumbrances, restrictions, charges, or adverse claims of any nature whatsoever, other than restrictions on transfer arising under federal securities laws, in exchange for (i) payment of the Purchase Price by Buyer as provided herein and (ii) delivery by Buyer to Seller of duly executed counterpart signatures to (x) the Pledge Agreement, the form of which is attached hereto as Exhibit A and (y) the personal Guaranty executed by Tom Y. Lee, the form of which is attached hereto as Exhibit B. Buyer shall pay Seller by wire transfer of immediately available funds pursuant to the wire transfer instructions given by Seller pursuant to the following schedule:

Payment	Amount	Date Payable
1	$3,399,999.70	Closing Date
2	$2,500,000.00	April 30, 2018
3	$2,500,000.00	September 30, 2018
Total	$8,399,999.70	—

2. Seller’s Representations and Warranties. Seller represents and warrants to Buyer and the Corporation as follows:

2.1 Ownership of Securities. Seller owns beneficially and of record all of the Securities free and clear of any and all liens, encumbrances, restrictions, charges or adverse claims, of any nature whatsoever, other than restrictions on transfer arising under federal and state securities laws. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any of the Securities (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Securities, or otherwise in any way relating to the Securities.

2.2 No Conflict. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement by Seller, shall (a) violate any law, rule, regulation, order or decree applicable to Seller, or (b) result in the imposition of any lien upon the Securities.

2.3 Validity of this Agreement. Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors rights generally, and to the availability of equitable remedies, which are subject to the discretion of the court before which an action may be brought, and except as rights to indemnification may be subject to applicable federal and state securities laws.

2.4 No General Solicitation. At no time has Seller presented Buyer or any other party with or solicited Buyer or any other party through any publicly issued or circulated newspaper, mail, radio, television, Internet or other form of general advertisement or solicitation in connection with the transfer of the Securities.

2.5 No Broker. No broker, finder, agent or similar intermediary has acted on Seller’s behalf in connection with this Agreement or the transactions contemplated hereby and there are no brokerage commissions, finder’s fees or similar fees or commissions payable by Seller in connection therewith.

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3. Buyer’s Representations and Warranties. Buyer represents and warrants to Seller and the Corporation as follows:

3.1 Validity of this Agreement. This Agreement is a valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors rights generally, and to the availability of equitable remedies, which are subject to the discretion of the court before which an action may be brought, and except as rights to indemnification may be subject to applicable federal and state securities laws.

3.2 No Conflict. The execution, delivery and performance of this Agreement by Buyer and the purchase of the Securities from Seller in accordance herewith will not constitute a violation of any provision of any law, statute, rule or regulation applicable to Buyer or conflict with, or result in a material breach of any of the terms of, or constitute a material default under, any agreement, instrument, judgment, order or decree to which Buyer is a party or by which it is bound.

3.3 Investment. Buyer is acquiring the Securities for its own account, for investment, and not with a present view to any “distribution” thereof within the meaning of the Securities Act of 1933 (“Securities Act”).

3.4 Knowledgeable Investor; Adequacy of Information. Buyer acknowledges that it has had an opportunity to conduct its own due diligence of the Corporation and that Buyer has sufficient information about the Corporation and is sufficiently knowledgeable and experienced in the making of investments so as to be able to evaluate the risks and merits of its investment in the Securities, and is able to bear the economic risk of loss of its investment in the Securities. Buyer has relied solely on its own independent investigation, analysis and evaluation of the Securities (including Buyer’s own estimate and appraisal of the value of the Corporation, financial condition, assets, operations and prospects of the Corporation) and neither the Corporation, nor the Seller has made no representations or warranties with respect thereto. Buyer is not relying on any representations or warranties of the Corporation or Seller other than those expressly set forth in Section 2 of this Agreement. Buyer confirms to Seller that Buyer is sophisticated and knowledgeable in both the industry and the business of the Corporation and is capable of evaluating the matters set forth above. Buyer has made its own decision to consummate the transactions contemplated hereby based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary. Buyer has made its own decision concerning the transactions contemplated hereby without reliance on any representation or warranty of, or advice from, Seller.

3.5 Unregistered Sale. Subject to the representations and warranties of Seller, Buyer acknowledges that it has been advised that the sale of the Securities hereunder has not been and will not be registered under the Securities Act or under the “blue sky” laws of any jurisdiction.

3.6 No Broker. No broker, finder, agent or similar intermediary has acted on Buyer’s behalf in connection with this Agreement or the transactions contemplated hereby and there are no brokerage commissions, finder’s fees or similar fees or commissions payable by Buyer in connection therewith.

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3.7 Accredited Investor. Buyer is an “accredited investor” as defined in Regulation D of the Securities Act.

3.8 Securities Law Restrictions on Transfer. Buyer understands and acknowledges that, in reliance upon the representations and warranties made by Seller herein, the Securities are not being registered with the Securities and Exchange Commission (“SEC”) under the 1933 Act or being qualified under the California Corporate Securities Law of 1968, as amended (the “Law”), but instead are being transferred under exemptions from the registration and qualification requirements of the 1933 Act and the Law or other applicable securities laws which impose certain restrictions on Buyer’s ability to transfer the Securities.

4. Proxy; Agreement to Vote.

4.1 Agreement. At the 2018 Annual Meeting of Stockholders of the Corporation (the “Annual Meeting”), and at every adjournment or postponement thereof, the Seller (and each of its assignees) shall itself or shall cause the holder of record of any applicable record date to, be present (in person or by proxy) and irrevocably and unconditionally vote (or consent to be voted) the Securities and any other shares of Common Stock beneficially held by the Seller on the record date of such Annual Meeting in respect of which the Seller is entitled to vote at the Annual Meeting: (i) for the election of any person nominated by the Board of Directors of the Corporation (the “Board”) or the Nominating Committee of the Board for election as a director, (ii) against the election of any person whose nomination for election to the Board has not been recommended by the Board, and (iii) otherwise in accordance with the Board’s recommendation set forth in the Corporation’s proxy statement for the Annual Meeting.

4.2 Grant of Proxy. Seller hereby revokes any and all previous proxies granted with respect to the Securities regarding the matters specified in this Section 4.1. By entering into this Agreement, Seller hereby grants a proxy appointing the officers of the Corporation as such Seller’s attorney-in-fact and proxy, with full power of substitution, for and in such Seller’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power with respect to the matters contemplated by Section 4.1 above as such officers in their sole and absolute discretion, deem proper with respect to the Securities and other shares of the Corporation’s Common Stock now owned or hereinafter acquired by such Seller. The proxy granted by Seller pursuant to this Section 4.2 is irrevocable and is granted in consideration of the Corporation entering into this Agreement.

5. Miscellaneous.

5.1 Amendment. This Agreement may be amended only by a written instrument executed by the Parties.

5.2 Legends and Stop-Transfer Restrictions. Buyer and Seller acknowledge and agree that (i) the Securities are subject to restrictions on transfer and ownership arising under the Securities Act and other applicable law, (ii) in order to ensure compliance with the restrictions imposed by the Securities Act and other applicable laws, the Corporation may issue appropriate “stop-transfer” instructions to its transfer agent and (iii) the Corporation may place the legends set forth below or similar legends on such certificate(s), together with any other legends that may be required by state or federal securities laws:

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THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

5.3 Notices. Any notice or demand or other communication which is required or provided by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto shall be deemed to have been sufficiently given for all purposes if sent by telecopier or by overnight delivery service to the address indicated below such Party’s signature line on this Agreement. Any and all such notices and other communications will become effective when received or when receipt of delivery is declined.

5.4 Severability. Any provision of this Agreement which is found to be prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

5.5 Governing Law; Jurisdiction. This Agreement will be governed by the laws of the State of New York and shall be construed and endorsed in accordance with such laws, without regard to the doctrine of conflicts of laws. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the Borough of Manhattan, City of New York, State of New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 5.3 above. Nothing in this Section 5.5, however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

5.6 Captions. The captions in this Agreement are for convenience of reference only and do not define or limit the provisions hereof.

5.7 Acknowledgement. Seller and Buyer hereby acknowledge and agree that the Corporation played no part in the transactions contemplated by this Agreement, including without limitation, making any representations or warranties related to, or setting, the value of the Corporation or the Purchase Price or the Corporation’s financial condition, assets, operations or prospects.

5.8 No Third Party Beneficiaries. Except with respect to Sections 4, 5.2, 5.7 and this 5.8 (to which the Corporation is an intended third-party beneficiary), this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

5.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original but all of which together constitute one and the same instrument.

5.10 Prior Agreements. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements concerning the subject matter hereof.

5.11 Assignment. This Agreement and the rights and obligations of the parties hereunder will be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and permitted assigns. Neither Buyer nor Seller shall delegate or assign their respective obligations hereunder

[Remainder of page intentionally left blank. Signatures on following page.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Securities Transfer Agreement as of the day and year first written above.

SELLER:

FRANCHISE BRANDS, LLC

By:	/s/ John P. Pfannenbecker
Name:	John P. Pfannenbecker
Title:	Manager

Address:	c/o Franchise World Headquarters, LLC
325 Sub Way
Milford, CT 06651
Facsimile:

BUYER:

PLUM INVESTMENTS, L.P.

By:	/s/ Tom Y. Lee
Name:	Tom Y. Lee
Title:	General Partner

Address:	1807 S. San Gabriel Blvd.
San Gabriel, CA 91776
Facsimile:

Exhibit A

Pledge Agreement

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Exhibit B

Personal Guaranty

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